Exhibit 99.1

Cost Plus, Inc. Reports Q2 2010 Results and Provides Outlook for Q3 2010

Oakland, CA — August 19, 2010 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended July 31, 2010 and provided financial guidance for the third quarter of fiscal 2010.

Second Quarter 2010 versus Second Quarter 2009 Highlights:

•	Same store sales increased 6.5%

•	Customer count increased 5.8% and average ticket increased 0.7%

•	Gross profit as a percentage of net sales increased 540 basis points to 31.6%

•	EBIT loss from continuing operations was $3.8 million, a $13.1 million improvement

•	Net loss was $7.0 million, a $13.8 million improvement

•	Non-GAAP EBITDA from continuing operations was $2.4 million – the first positive second quarter non-GAAP EBITDA result since fiscal 2005

Second Quarter Results from Continuing Operations

Net sales for the second quarter of fiscal 2010 were $192.4 million, a 4.9% increase from $183.4 million for the second quarter of fiscal 2009. Same store sales for the quarter increased 6.5% compared to a decrease of 10.9% last year. Customer count for the second quarter of fiscal 2010 increased 5.8%, and average ticket increased 0.7%. Year-to-date, net sales were $381.6 million, a 3.8% increase from the same period last year, and same store sales increased 6.1% versus a 9.9% decrease for the same period last year.

Gross profit as a percentage of net sales for the second quarter of fiscal 2010 was 31.6% versus 26.2% for the second quarter last year. The 540 basis point increase was primarily due to improvement in merchandise margin, as well as lower occupancy expenses compared to the same quarter last year and the leveraging of those reduced costs on higher same store sales. Year-to-date, gross profit as a percentage of net sales increased 490 basis points to 31.0% versus 26.1% for the same period last year. The improvement in merchandise margin for both the second quarter and year-to-date periods are the result of strong performance in non-furniture home categories as well as significantly lower markdowns and higher initial mark-ups across most categories of the business compared with the same periods a year ago. The Company continues to maintain tight inventory controls and completed its annual chain-wide physical inventory during the second quarter.

Barry Feld, President and Chief Executive Officer, commented, “We are pleased with our second quarter results and the continuing momentum in the business. Our layered multi-media marketing campaigns designed to reconnect with our loyal customer base, combined with our customer acquisition efforts and World Market Explorer loyalty program, delivered the necessary increases in traffic to recover the top line. Additionally, our long history as a premier importer of unique, authentic and affordable products from around the globe secured a strategic partnership with Sony Pictures Entertainment for the motion picture “Eat, Pray, Love,” which showcases the strength of the World Market brand.”

Mr. Feld continued, “Our merchants have made tremendous progress in restoring merchandise margin by maintaining tight discipline on pricing, exclusive designs and SKU (stock keeping unit) counts resulting in a highly desirable, trend-right assortment. As a result, we achieved positive EBITDA for the second quarter which is the first time we have had a second quarter positive EBITDA since fiscal 2005. Moreover, the Company reached a key milestone of positive EBITDA on a trailing four quarter basis. Our first half results confirm that our goal of positive EBITDA for the full year is clearly achievable.”

Selling, general and administrative (SG&A) expenses for the second quarter of fiscal 2010 were flat compared to the second quarter last year. As a percentage of net sales, SG&A expenses decreased 160 basis points to 33.6% for the second quarter of fiscal 2010 from 35.2% for the second quarter last year. The decrease in SG&A expenses as a percentage of net sales is largely due to increased leverage on higher same store sales. Year-to-date, as a percentage of net sales, SG&A expenses decreased 190 basis points to 33.2% from 35.1% for the same period last year.

For the second quarter of fiscal 2010, the loss from continuing operations before interest and taxes (“EBIT loss”) was $3.8 million compared to $16.8 million last year. The following table provides comparable EBIT and EBITDA results on a GAAP and non-GAAP basis:

	Second Quarter		Year-to-date
(In thousands)	FY10	FY09	FY10	FY09
Loss from continuing operations before interest and taxes (EBIT)	($3,750)	($16,819)	($11,002)	($39,161)

Less impact of depreciation and amortization-continuing operations	6,163	7,578	12,394	15,429

Non-GAAP EBITDA	$2,413	($9,241)	$1,392	($23,732)

Excluding impact of store closure costs-continuing operations	(62)	329	2,652	6,076

Non-GAAP EBITDA, as adjusted	$2,351	($8,912)	$4,044	($17,656)

Net loss for the second quarter of fiscal 2010 was $7.0 million or $0.32 per diluted share compared to a net loss of $20.8 million or $0.94 per diluted share for the second quarter of fiscal 2009.

The Company ended the quarter with $68.0 million in borrowings and $9.9 million in letters of credit outstanding under its $200 million asset-based credit facility compared to $65.3 million in borrowings and $9.5 million in letters of credit at the end of the second quarter last year. Utilization of the credit line at the end of the second quarter was 59% compared with 61% a year ago. The Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months.

Third Quarter Outlook — Continuing Operations

For the third quarter of fiscal 2010, the Company expects net sales in the range of $187 million to $190 million, based on a same store sales increase in the range of 5% to 7% compared to a same store sales decrease of 9.1% for the third quarter of fiscal 2009. Gross profit as a percentage of net sales for the third quarter is expected to be 310 to 360 basis points higher than the third quarter of fiscal 2009, which was 25.3%.

For the third quarter of fiscal 2010, the Company is projecting a loss from continuing operations before interest and taxes in the range of $7 million to $9 million compared to a loss of $19.6 million for the third quarter of fiscal 2009. Depreciation expense is projected to be $5 million, resulting in an EBITDA loss in the range of $2 million to $4 million versus a $12.9 million EBITDA loss for the third quarter of fiscal 2009.

The Company intends to open one new store and close one store during the third quarter of fiscal 2010. The Company opened two stores and closed one during the third quarter last year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of August 19, 2010, the Company operated 263 stores in 30 states.

The Company’s second quarter earnings conference call will be today, August 19, 2010, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-561-2601 and the access code is 70055797. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay is available at 888-286-8010, Access Code: 82913904 from 4:30 p.m. PT Thursday, August 19, 2010 to 4:30 p.m. PT on Thursday, September 2, 2010. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This release references the non-GAAP financial measure of earnings before, interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA adjusted for store closures costs. The Company believes that the non-GAAP financial measures allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the second quarter of fiscal 2010, the non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, our liquidity position for the next 12 months, our financial guidance for the third quarter of fiscal 2010, and achieving positive EBITDA for fiscal 2010. The risks and uncertainties include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Second Quarter
	July 31, 2010		August 1, 2009
Net sales	$192,362	100.0%	$183,365	100.0%
Cost of sales and occupancy	131,551	68.4	135,362	73.8

Gross profit	60,811	31.6	48,003	26.2

Selling, general and administrative expenses	64,623	33.6	64,493	35.2
Store closure costs	(62)	0.0	329	0.2
Store preopening expenses	—	0.0	—	0.0

Loss from continuing operations, before interest and taxes	(3,750)	(1.9)	(16,819)	(9.2)
Net interest expense	2,719	1.4	2,851	1.6

Loss from continuing operations before income taxes	(6,469)	(3.4)	(19,670)	(10.7)
Income tax expense	192	0.1	148	0.1

Loss from continuing operations	(6,661)	(3.5)	(19,818)	(10.8)

Loss from discontinued operations	(322)	(0.2)	(945)	(0.5)

Net loss	$(6,983)	(3.6)%	$(20,763)	(11.3)%

Net loss per diluted share from continuing operations	$(0.30)		$(0.90)
Loss per diluted share from discontinued operations	$(0.02)		$(0.04)
Net loss per diluted share	$(0.32)		$(0.94)

Weighted average shares outstanding- diluted	22,087		22,087

New stores opened	0		0

	For the Six Month Period Ended
	July 31, 2010		August 1, 2009
Net sales	$381,576	100.0%	$367,625	100.0%
Cost of sales and occupancy	263,109	69.0	271,704	73.9

Gross profit	118,467	31.0	95,921	26.1

Selling, general and administrative expenses	126,711	33.2	129,006	35.1
Store closure costs	2,652	0.7	6,076	1.7
Store preopening expenses	106	0.0	—	0.0

Loss from continuing operations, before interest and taxes	(11,002)	(2.9)	(39,161)	(10.7)
Net interest expense	5,441	1.4	5,687	1.5

Loss from continuing operations before income taxes	(16,443)	(4.3)	(44,848)	(12.2)
Income tax expense	350	0.1	360	0.1

Loss from continuing operations	(16,793)	(4.4)	(45,208)	(12.3)

Loss from discontinued operations	(501)	(0.1)	(17,134)	(4.7)

Net loss	$(17,294)	(4.5)%	$(62,342)	(17.0)%

Net loss per diluted share from continuing operations	$(0.76)		$(2.05)
Loss per diluted share from discontinued operations	$(0.02)		$(0.77)
Net loss per diluted share	$(0.78)		$(2.82)

Weighted average shares outstanding- diluted	22,087		22,087

New stores opened	1		0

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	July 31, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,911	$2,539
Merchandise inventories, net	189,180	185,750
Other current assets	17,150	18,251

Total current assets	209,241	206,540

Property and equipment, net	153,424	176,155
Other assets, net	3,858	4,413

Total assets	$366,523	$387,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,612	$52,133
Accrued compensation	11,668	11,228
Current portion of long-term debt	886	849
Other current liabilities	27,060	35,846

Total current liabilities	96,226	100,056

Long-term portion of revolving line of credit	68,000	65,315
Capital lease obligations	6,469	6,866
Long-term debt - distribution center lease obligations	112,290	113,158
Other long-term obligations	26,093	27,016

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	172,000	170,982
Accumulated deficit	(114,776)	(96,506)

Total shareholders’ equity	57,445	74,697

Total liabilities and shareholders’ equity	$366,523	$387,108

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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